EXHIBIT 10.54
RETENTION AGREEMENT
     This Retention Agreement (the “Agreement”), dated November 23, 2010 (the “Effective Date”), is entered into between HENRY C. LYONS (the “Executive”) and GAIN CAPITAL HOLDINGS, INC. (the “Company”). Unless otherwise specified, capitalized terms used in this Agreement are defined in Section 4.
     WHEREAS, the Executive is employed as the Company’s Chief Financial Officer; and
     WHEREAS, the parties desire to enter into this Agreement to ensure the Executive’s continued employment with the Company for a specified period after the Closing Date of an IPO, as described below, and to reward the Executive for his contributions toward the Company’s successful closing of such IPO.
     NOW, THEREFORE, in consideration of the mutual covenants contained here, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:
1. Retention Bonus
     (a) Retention Bonus Payment. Subject to Section 2(b), if the Company closes an IPO before January 1, 2012, and the Executive’s employment with the Company is continuous from the Effective Date through the earliest applicable date specified in Section 1(b) of this Agreement, then the Executive shall become entitled to receive, subject to the conditions of Section 1(c) of this Agreement, a cash payment of $350,000 (the “Retention Bonus”), less applicable tax withholding.
     (b) Employment Conditions. The applicable date through which the Executive’s employment with the Company must remain continuous for purposes of Section 1(a) of this Agreement (the “Retention Date”) shall be the earliest of the following dates:
          (i) the date that is 180 days after the Closing Date of the IPO;
          (ii) the date on which a Change in Control occurs (the “Change in Control Date”) provided that such Change in Control occurs after the Closing Date of the IPO; or
          (iii) the date on which the Executive dies, terminates employment due to Disability or resigns with Good Reason, provided in each case that such event occurs after the Closing Date of the IPO.
For purposes of meeting this continuous employment condition, continuous employment with the Company shall include employment with any parent or subsidiary of the Company and employment with any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company or the parent of such successor. If more than one of the dates described in this Section 1(b) falls on the same day, nothing in this Agreement shall be construed as entitling the Executive to receive more than one Retention Bonus in the amount specified in Section 1(a).

     (c) Timing of Retention Bonus Payment. If the Executive becomes entitled to receive the Retention Bonus, such payment will be made in a single, lump sum cash payment on the Retention Date; provided, however, that if the Retention Bonus is to be paid coincident with or after the Executive’s termination of employment with the Company, payment of the Retention Bonus shall be subject to satisfaction of and paid in accordance with the provisions of Sections 1(d) and 3(i)(vi) of this Agreement; and provided, further, that if the Retention Date is the date of the Executive’s death, then the Retention Bonus will be paid to the Executive’s estate within 60 days after such date of death.
     (d) Payment Contingent Upon Release of Claims. If the Retention Bonus is to be paid coincident with or after the Executive’s termination of employment with the Company, payment of the Retention Bonus shall be subject to the Executive’s execution and non-revocation of a general release of any and all claims against the Company and all related parties with respect to all matters arising out of the Executive’s employment by the Company, or the termination thereof (the “Release”) in a form provided by the Company; provided that notwithstanding any provision of this Agreement to the contrary, in no event shall the timing of the Executive’s execution of the Release, directly or indirectly, result in the Executive designating the calendar year of payment, and if a payment that is subject to execution of the Release could be made in more than one taxable year, payment shall be made in the later taxable year. The Company shall provide the Release to the Executive by no later than ten days after the Executive terminates employment with the Company, and the Executive shall execute the Release during the statutory time period specified by applicable law. If the Release is not executed during the statutory time period specified by applicable law, the Company’s obligation to pay any Retention Bonus pursuant to this Agreement shall terminate.
2. Clawback and Payment Restriction
     (a) Clawback. If the Company terminates the Executive’s employment for Cause or the Executive terminates his employment for any reason other than death, Disability, or Good Reason, in either case within one year after the date the Retention Bonus is paid, the Executive shall repay to the Company the gross amount of the Retention Bonus by no later than 30 days after the date his employment terminates (the “Repayment Deadline”). This repayment requirement shall not apply if the Company terminates the Executive’s employment without Cause, whether before, coincident with or after a Change in Control occurs or if the Executive terminates his employment as a result of his death, Disability, or resignation with Good Reason. The Company may, to the extent permitted by applicable law, recoup any amount of the Retention Bonus to be repaid by reducing or offsetting any compensation owed by the Company to the Executive; provided, however, that any offset against an amount that constitutes deferred compensation within the meaning of Code section 409A shall not be made earlier than such date as it may be implemented without violating Code section 409A. Any amount that remains due and unpaid after the Repayment Deadline accrues at the prime rate of interest (published in the northeast edition of The Wall Street Journal) in effect as of the Repayment Deadline, compounded at the end of each calendar quarter, until paid. The Company’s right to repayment under this Agreement is in addition to any other remedy available to the Company with respect to matters arising out of the Executive’s employment by the Company, or the termination thereof.

     (b) Financial Restatement. In the event (i) of a material restatement of the Company’s financial statements included its Registration Statement on Form S-1 as declared effective by the Securities and Exchange Commission in connection with the Company’s IPO and (ii) such restatement is determined in good faith by the Audit Committee of the Board to be (A) required prior to the filing of the Company’s first Annual Report on Form 10-K following the IPO and (B) due to the material noncompliance of the Company with any financial reporting requirement under applicable securities laws and to the fraud, willful misconduct or negliance of the Executive, then the Company shall not be required to pay the Retention Bonus to Executive or, in the event the Retention Bonus is paid prior to the filing of the first Annual Report on Form 10-K following the IPO, then Executive shall repay the Company the gross amount of the Retention Bonus by no later than thirty (30) days following the determination by the Audit Committee that such restatement is required.
3. Miscellaneous
     (a) No Impact on Benefits or Employment. Any Retention Bonus shall be in addition to, and not in lieu of, any severance, change-in-control, or similar payments that otherwise may be payable under any plan, program, policy, or agreement of the Company that provides benefits to employees upon termination of employment or a change in control of the Company. Except as otherwise specifically stated under any employee benefit plan, policy, or program, no amount payable under this Agreement shall be treated as compensation for purposes of calculating the Executive’s right under any such plan, policy, or program. Nothing in this Agreement shall confer upon the Executive any right to continued employment with the Company, nor shall it interfere in any way with the right of the Company to terminate the Executive’s employment at any time for any or no reason.
     (b) Funding. Benefits payable under this Agreement will be paid only from the general assets of the Company or a successor. This Agreement does not create any right to or interest in any specific assets of the Company. Nothing contained in this Agreement, and no action taken pursuant to its provisions, shall create or be construed to create a trust of any kind, nor a fiduciary relationship between the Company and the Executive. To the extent that the Executive acquires a right to receive any amount from the Company under this Agreement, such right shall be no greater than the right of an unsecured creditor of the Company.
     (c) Withholding. The Company may withhold from any payments made under this Agreement all federal, state, local, or other taxes required to be withheld pursuant to any law or governmental regulation or ruling.
     (d) Successors. The Executive may not hypothecate, assign, transfer, convey, pledge, encumber, or otherwise dispose of this Agreement, the Retention Bonus, or any interest therein other than by last will and testament or the laws of descent and distribution. Any such attempt shall be null and void and without effect. The Company and the Executive agree that this Agreement and all of the Company’s rights and obligations hereunder may be assigned or transferred by the Company. The Company will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company to assume this Agreement and the obligations of the Company hereunder. Nothing in this Agreement shall preclude the Company from consolidating or merging into or with, or transferring all or substantially all of its assets to, another company, or engaging in any other corporate transaction.
     (e) Governing Law. This Agreement and all determinations made and actions taken pursuant hereto shall be governed by the substantive laws, but not the choice of law rules, of the State of New Jersey, or by U.S. federal law.
     (f) Severability. In the event that any provision of this Agreement is declared to be illegal, invalid, or otherwise unenforceable by a court of competent jurisdiction, such provision shall be reformed, if possible, to the extent necessary to render it legal, valid, and enforceable, or otherwise deleted, and the remainder of the terms of this Agreement shall not be affected except to the extent necessary to reform or delete such illegal, invalid, or unenforceable provision.
     (g) Notices. Notices and all other communications provided for in this Agreement shall be in writing and shall be deemed to have been duly given when personally delivered or when mailed by U.S. certified mail, return receipt requested, or by overnight courier, postage prepaid, to the Company at its corporate headquarters address, to the attention of the Secretary of the Company, or to the Executive at the home address most recently communicated by the Executive to the Company in writing.
     (h) Entire Agreement. This Agreement constitutes the entire agreement between the parties relating to this subject matter and supersedes all prior or simultaneous representations, discussions, negotiations, and agreements, whether written or oral. This Agreement may not be amended, waived, discharged or terminated orally, but only by an instrument in writing, specifically identified as an amendment to this Agreement, and signed by all parties.
(i)	409A Compliance.
          (i) This Agreement is intended to comply with, or otherwise be exempt from, Code section 409A. It is the intention of the parties that payments under this Agreement be made in accordance with the short-term deferral exemption under Treas. Reg. § 1.409A-1(b)(4), or any successor provision, to the fullest extent available.
          (ii) The Company shall undertake to administer, interpret, and construe this Agreement in a manner that does not result in the imposition on the Executive of any additional tax, penalty, or interest under Code section 409A. Nothing herein shall be construed as having modified the time and form of payment of any amounts or payments of “deferred compensation” (as defined under Treas. Reg. § 1.409A-1(b)(1), after giving effect to the exemptions in Treas. Reg. §§ 1.409A-1(b)(3) through (b)(12)) that were otherwise payable pursuant to the terms of any agreement between Company and the Executive in effect on or after January 1, 2005 and prior to the date of this Agreement.
          (iii) The Company and the Executive agree that they will execute any and all amendments to this Agreement permitted under applicable law as they mutually agree in good faith may be necessary to ensure compliance with the distribution provisions of Code section 409A or as otherwise needed to ensure that this Agreement complies with Code section 409A.

          (iv) The preceding provisions, however, shall not be construed as a guarantee by the Company of any particular tax effect to the Executive under this Agreement. The Company shall not be liable to the Executive for any payment made under this Agreement that is determined to result in an additional tax, penalty, or interest under Code section 409A, nor for reporting in good faith any payment made under this Agreement as an amount includible in gross income under Code section 409A.
          (v) “Termination of employment,” “resignation,” or words of similar import, as used in this Agreement means, for purposes of any payments under this Agreement that are payments of deferred compensation subject to Code section 409A, the Executive’s “separation from service” as defined in Code section 409A. Each payment made under this Agreement shall be treated as a separate payment and in no event shall the Executive, directly or indirectly, designate the calendar year of payment.
          (vi) If a payment obligation under this Agreement arises on account of the Executive’s separation from service while the Executive is a “specified employee” (as defined under Code section 409A and determined in good faith by the Compensation Committee of the Board), any payment of “deferred compensation” (as defined under Treas. Reg. § 1.409A-1(b)(1), after giving effect to the exemptions in Treas. Reg. §§ 1.409A-1(b)(3) through (b)(12)) that is scheduled to be paid within six months after such separation from service shall accrue without interest and shall be paid within 15 days after the end of the six-month period beginning on the date of such separation from service or, if earlier, within 15 days after the appointment of the personal representative or executor of the Executive’s estate following his death.
4. Definitions
     (a) “Board” means the Company’s Board of Directors.
     (b) “Cause” means the Executive’s (i) conviction or plea of no contest to a felony, (ii) continuing neglect, refusal, or failure to perform his material duties to the Company (other than a failure resulting from his incapacity due to physical or mental illness), (iii) misconduct in the performance of his duties to the Company, (iv) breach of any written non-competition, non-disclosure or non-solicitation agreement in effect with the Company, or (v) refusal or failure to carry out directives or instructions of the Board or the Chief Executive Officer of the Company that are consistent with the scope and nature of the Executive’s duties and responsibilities set forth in any written employment or service contract with the Company as in effect at the time at issue.
     (c) “Change in Control” means a (i) Change in Ownership of the Company, (ii) Change in Effective Control of the Company, or (iii) Change in the Ownership of Assets of the Company, as described herein and construed in accordance with Code section 409A; except that no Change in Control shall be deemed to occur as a result of a change of ownership resulting from the death of a stockholder or a transaction in which the Company becomes a subsidiary of another corporation and in which the stockholders of the Company, immediately prior to the transaction, will beneficially own, immediately after the transaction, shares entitling such stockholders to more than 50% of all votes to which all stockholders of the parent corporation would be entitled in the election of directors (without consideration of the rights of any class of stock to elect directors by a separate class vote).
          (i) A “Change in Ownership of the Company” shall occur on the date that any one Person acquires, or Persons Acting as a Group acquire, ownership of the capital stock of the Company that, together with the stock held by such Person or Group, constitutes more than 50% of the total fair market value or total voting power of the capital stock of the Company. However, if any one Person is, or Persons Acting as a Group are, considered to own more than 50% of the total fair market value or total voting power of the capital stock of the Company, the acquisition of additional stock by the same Person or Persons Acting as a Group is not considered to cause a Change in Ownership of the Company or to cause a Change in Effective Control of the Company (as described below). An increase in the percentage of capital stock owned by any one Person, or Persons Acting as a Group, as a result of a transaction in which the Company acquires its stock in exchange for property will be treated as an acquisition of stock.
          (ii) A “Change in Effective Control of the Company” shall occur on the date a majority of members of the Board is replaced during any 12-month period by directors whose appointment or election is not endorsed by a majority of the members of the Board before the date of the appointment or election.
          (iii) A “Change in the Ownership of Assets of the Company” shall occur on the date that any one Person acquires, or Persons Acting as a Group acquire (or has or have acquired during the 12-month period ending on the date of the most recent acquisition by such Person or Persons), assets from the Company that have a total gross fair market value equal to or more than 75% of the total gross fair market value of all of the assets of the Company immediately before such acquisition or acquisitions. For this purpose, “gross fair market value” means the value of the assets of the Company, or the value of the assets being disposed of, determined without regard to any liabilities associated with such assets.
The following rules of construction apply in interpreting the definition of Change in Control:
          (A) A “Person” means any individual, entity or group within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended, other than employee benefit plans sponsored or maintained by the Company and by entities controlled by the Company or an underwriter of the capital stock of the Company in a registered public offering.
          (B) Persons will be considered to be “Persons Acting as a Group” (or “Group”) if they are owners of a corporation that enters into a merger, consolidation, purchase or acquisition of stock, or similar business transaction with the corporation. If a Person owns stock in both corporations that enter into a merger, consolidation, purchase or acquisition of stock, or similar transaction, such shareholder is considered to be acting as a Group with other shareholders only with respect to the ownership in that corporation before the transaction giving rise to the change and not with respect to the ownership interest in the other corporation. Persons will not be considered to be acting as a Group solely because they purchase assets of the same corporation at the same time or purchase or own stock of the same corporation at the same time, or as a result of the same public offering.

          (C) For purposes of the definition of Change in Control, “fair market value” shall be determined by the Board.
          (D) A Change in Control shall not include a transfer to a related person as described in Code section 409A or a public offering of capital stock of the Company.
          (E) For purposes of the definition of Change in Control, Code section 318(a) applies to determine stock ownership. Stock underlying a vested option is considered owned by the individual who holds the vested option (and the stock underlying an unvested option is not considered owned by the individual who holds the unvested option). For purposes of the preceding sentence, however, if a vested option is exercisable for stock that is not substantially vested (as defined by Treas. Reg. § 1.83-3(b) and (j)), the stock underlying the option is not treated as owned by the individual who holds the option.
     (d) “Closing Date” means the date on which an IPO closes.
     (e) “Code” means the Internal Revenue Code of 1986, as amended, and the Treasury regulations and applicable guidance issued under the Code.
     (f) “Disability,” as construed in accordance with Code section 409A, means the Executive is
          (i) unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than 12 months;
          (ii) by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, receiving income replacement benefits for a period of not less than three months under an accident and health plan covering employees of the Company; or
          (iii) determined to be totally disabled by the Social Security Administration.
     (g) “Good Reason” means that, without the Executive’s consent, any of the following has occurred:
          (i) a material diminution in the Executive’s authority, duties, or responsibilities;
          (ii) a material diminution in the Executive’s base salary; or
          (iii) any action or inaction by the Company that constitutes a material breach by the Company of its obligations under any written employment or service contract with the Company as in effect at the time at issue.
Notwithstanding the above, no “Good Reason” exists unless (I) the Executive notifies the Company in writing within 90 days after the initial existence of any condition listed above, and the Company fails to cure the condition within 30 days after receiving notice, and (II) the

Executive terminates employment by no later than 180 days after the initial existence of any condition listed above. Additionally, the Company’s hiring of additional personnel in its operations shall not constitute “Good Reason.”
     (h) “IPO” means the first underwritten, firm commitment public offering of securities of the Company that is effected pursuant to a registration statement filed with, and declared effective by, the Securities and Exchange Commission under the Securities Act of 1933, as amended.
[Signature page follows.]

     IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the Effective Date.

/s/ Henry C. Lyons
HENRY C. LYONS

GAIN CAPITAL HOLDINGS, INC.

BY:	/s/ Glenn H. Stevens
Glenn H. Stevens
President and Chief Executive Officer